EXHIBIT 4.1

                   FORM OF SECURED CONVERTIBLE PROMISSORY NOTE
                                  (THE "NOTE")

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

$_____________                                                 February __, 2005

FOR VALUE RECEIVED, XECHEM INTERNATIONAL, INC., a Delaware corporation (the "Company"), promises to pay to the order of _______________ (the "Holder"), the sum of _____________________________________ Dollars ($______________) in legal and lawful money of the United States of America, together with interest from the date hereof on the principal amount from time to time remaining unpaid as provided below. Payment for all amounts due hereunder shall be made at the principal office of Holder, or such other address as the Holder may hereafter direct in writing.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note agrees:

      1. Interest/Debt Service/Term/Security. This Note shall bear simple interest at the rate of ten percent (10%) per annum on the unpaid principal balance of this Note from time to time outstanding from the date of this Note until such Note is paid in full. The Note, together with other promissory notes of the Company of like tenor and having an aggregate initial principal balance of not more than $2.5 million (collectively, the "Bridge Notes"), is repayable on a pro rata basis with the other Bridge Notes out of the proceeds of the sale by the Company of CepTor Corporation ("CepTor") common stock, par value $.00001 per share (the "CepTor Common"), not including sales of CepTor Common to William Pursley in exchange for shares of common stock, par value $.00001 per share, of the Company or options to purchase such stock, as described in the Security Agreement as hereinafter defined. The Company agrees that it shall sell at least twenty-five (25%) percent of the CepTor Common held by it on the date hereof (the "Initial CepTor Position"), to the extent required to repay the Bridge Notes, by December 31, 2005, provided, however, that if CepTor shall have failed to register such CepTor Common pursuant to the Securities Act of 1933, as amended (the "Securities Act"), by September 30, 2005, such outside date for the sale of twenty-five (25%) percent of the Initial CepTor Position shall be extended to March 31, 2006. The Company further agrees that it shall sell an additional twenty-five (25%) percent of the Initial CepTor Position, to the extent required to repay the Bridge Notes, by June 30, 2006. In the event that the entire principal balance and all accrued interest on this Note, together with any other amounts that may be due hereunder, have not been paid in full by December 31, 2006, then all such amounts shall be immediately payable on such date (the "Maturity Date"). Payments hereunder shall be applied first to amounts, if any, due hereunder that are not interest or principal, then to accrued and unpaid interest and then to the unpaid principal balance of this Note.


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      This Note is secured by collateral under a Security Agreement (the
"Security Agreement") among the Company, the holders of the Bridge Notes and Greenberg & Kahr as Escrow Agent, dated as of February __, 2005, and the Holder of this Note is entitled to the benefit of all of the security provisions thereof.

      2. Events of Default. If any of the events specified in this Section 2 shall occur (herein individually referred to as an "Event of Default"), the Holder of this Note may, at the Holder's option, in addition to any other rights the Holder may have in equity or at law and in addition to the Holder's rights of conversion under Section 4 of this Note as to all or any part of the principal and interest then due and owing, declare this Note mature, and all sums owing hereon and under any instrument or agreement executed in connection with this Note shall be due and payable immediately without presentment, protest, demand, notice of intention to accelerate, notice of acceleration, notice of non-payment, notice of protest, or other notice of any kind, all of which are hereby expressly waived by the Company:

            (a) Default in the payment of the principal and unpaid accrued interest of this Note when due and payable pursuant to Section 1; or

            (b) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under any statute, law or regulation, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

            (c) If, within thirty (30) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

            (d) Any consolidation or merger or like transaction of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the Company shall not be the continuing or surviving entity in such consolidation, merger or reorganization, any transaction or series of related transactions by or affecting the Company in which the right to control securities possessing in excess of fifty percent (50%) of the voting power of all Company securities is transferred (calculated on a fully diluted basis giving effect to conversion or exercise of all instruments or securities entitling the holder to convert into or to receive common stock or its equivalent (including this Note)), a dissolution of the Company, or a sale of all or substantially all of the assets of the Company; or


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

            (e) A material default by the Company of any of its obligations under the Note, the Security Agreement or the Subscription Agreement between the Company and Holder.

      3. Waivers. Unless otherwise specifically set forth in this Note, the Company waives (i) all notices, demands and presentments for payments, (ii) all notices of non-payment, default, intention to accelerate maturity, acceleration of maturity, protest and dishonor and (iii) diligence in taking any action to collect amounts hereunder and in the handling of any collateral securing this Note.

      4. Conversion.

            4.1 Conversion. Subject to the procedures provided in Section 4.2 below, the Holder of this Note has the right, at the Holder's option, at any one time or from time to time from and after the date hereof and until this Note is paid in full, to convert this Note, on demand, in accordance with the provisions of Section 4.2 hereof, in whole or in part, into shares of the Company's common stock, $0.00001 par value ("Common Stock"), at $0.015 per Share (the "Conversion Price"), subject to adjustment as set forth in Section 4.3 through Section 4.6 hereof.

            4.2 Conversion Procedure. To convert this Note, the holder of this Note shall give written notice ("Conversion Notice") to the Company of its election to convert this Note to shares of Common Stock pursuant to
      Section 4.1. The conversion, and all of the rights of the Holder hereof in and with respect to the Common Stock, shall be effective immediately upon delivery of the Conversion Notice and surrender of this Note to the Company. The Company shall, immediately following such conversion, deliver to the Holder of this Note a certificate or certificates for the number of shares of Common Stock to which the holder of this Note shall be entitled, together with a promissory of like tenor with this Note for any unconverted portion of this Note.

            4.3 Adjustment of Conversion Price for Dilutive Events. If and whenever on or after the date of this Note, the Company issues, sells or grants shares of Common Stock, or in accordance with Section 4.4 below is deemed to have issued, sold or granted shares of its Common Stock, for consideration per share thereof of less than the Conversion Price (the "Dilutive Price" and each such occurrence, hereinafter referred to as a "Dilutive Event"), then forthwith upon the occurrence of any such Dilutive Event, forthwith upon the occurrence of any such Dilutive Event, the Conversion Price shall be reduced to that amount calculated by multiplying the Conversion Price in effect immediately before such adjustment by a fraction (A) the numerator of which is (i) the number of shares of Common Stock outstanding immediately prior to the Dilutive Event plus (ii) the number of shares of Common Stock issued as part of the Dilutive Event multiplied by a fraction the numerator of which is the Dilutive Price and the denominator of which is the Conversion Price and (B) the Denominator of which is the number of shares of Common Stock outstanding immediately following the Dilutive Event.


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

            4.4 Issuance and Sale of Shares of Capital Stock. For purposes of determining the adjusted Conversion Price pursuant to Section 4.3 above, the following events shall be deemed to be an issuance and sale of shares of Common Stock by the Company:

                  (a) Issuance of Rights or Options. If:

                        (i) the Company, prior to the Maturity Date, in any
                  manner, hereafter grants any rights or options to subscribe for, or to purchase, shares of Common Stock, or any securities convertible into or exchangeable for any shares of Common Stock in the Company (such rights or options referred to herein as "Options" and such convertible or exchangeable securities referred to herein as "Convertible Securities"); and

                        (ii) the price per unit of the shares of Common Stock
                  issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities will be deemed to have been issued and sold by the Company for such lesser Price Per Unit. For the purposes of this Section 4.4(a) the "Price Per Unit" is determined by dividing: (A) the total amount, if any, received by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options.

            No further adjustment of the Conversion Price will be made when Convertible Securities are actually issued upon the exercise of such Options or when shares of Common Stock are actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.


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

                  (b) Calculation of Consideration Received. If any shares of
            Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor or the Price Per Unit, as the case may be, will be deemed to be the net amount received or to be received, respectively, by the Company therefor. In case any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company or the non cash portion of the Price Per Unit, as the case may be, will be the fair market value of such consideration received or to be received, respectively, by the Company. If any shares of Common Stock, Options or Convertible Securities are issued in connection with any merger in which the Company is the surviving Company, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non surviving Company as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash and marketable securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration will be determined by an independent appraiser jointly selected by the Company and the Holder.

                  (c) Integrated Transactions. In case any Option is issued in connection with the issuance or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option will be deemed to have been issued for a consideration of $0.0001.

                  (d) Record Date. If the Company takes a record of the holders of capital stock for the purpose of entitling them: (i) to receive a dividend or other distribution payable in shares of capital stock in the Company, Options or Convertible Securities; or (ii) to subscribe for or purchase shares of capital stock in the Company, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of capital stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

            4.5 Subdivision or Combination of Shares of Capital Stock. If the Company at any time subdivides Common Stock into a greater number of shares of Common Stock or decreases the percentage interest attributable to any shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines one its outstanding shares of Common Stock into a smaller number of shares of Common Stock or increases the percentage interest attributable to the shares of Common Stock, the Conversion Price in effect immediately prior to such combination will be proportionately increased.


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

            4.6 Organic Change. Prior to the consummation of any Organic Change (as defined below), the Company will make appropriate provisions (in form and substance satisfactory to Holder) to insure that the holder of this Note will thereafter have the right to acquire and receive, in lieu of or in addition to the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of this Note, such shares of stock, membership interests, partnership interests, securities or assets as such holder would have received in connection with such Organic Change if the holder had converted this Note immediately prior to such Organic Change. In any such case, the Company will make appropriate provisions (in form and substance satisfactory to Holder) to insure that the provisions of this Section 4.6 will thereafter be applicable to this Note (including, an immediate adjustment of the Conversion Price to the value for the shares of Common Stock reflected by the terms of such Organic Change and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of this Note, if the value so reflected is less than the Conversion Price in effect immediately prior to such Organic Change). The Company will not effect any such Organic Change, unless prior to the consummation thereof, the successor Company resulting from such Organic Change assumes by written instrument (in form reasonably satisfactory to Holder), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. All other terms of this Note shall remain in full force and effect following such an Organic Change. The provisions of this Section 4.6 shall similarly apply to successive Organic Changes.

            As used herein, the term "Organic Change" shall mean any merger, consolidation, combination, recapitalization, reorganization, or other change in, or with respect to, the shares of capital stock of the Company, including, without limitation, any amendment to the certificate of incorporation of the Company which effects any such change.

      5. Prepayment. Upon thirty (30) days' prior written notice to the Holder, which notice may be given by the Company only if within the preceding ninety
(90) days the Common Stock has had a closing sale price for twenty (20) consecutive trading days of $0.06 or more on any national securities exchange on which the Common Stock is listed or, if not so listed, on the Nasdaq National Market or any other Nasdaq market to which the Common Stock is admitted for trading or, if not so admitted for trading, on the over-the-counter Bulletin Board, the Company may prepay in whole but not in part the outstanding principal balance, plus accrued and unpaid interest to date of payment, of this Note, together with any other amounts due hereunder. The date set for such prepayment of the Note in the notice given by the Company in accordance with the preceding sentence is herein referred to as the "Call Date." Notwithstanding any such notice of prepayment, the Holder shall continue to have the right to convert this Note as provided in Section 4 until the Call Date.

      6. Assignment. This Note shall be binding upon the Company and its successors, assigns, heirs and representatives, and shall inure to the benefit of the Holder and its successors and assigns.

      7. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder of this Note. The Company hereby waives any and all defenses it may have to the enforcement by the Holder of this Note.

      8. Transfer of this Note or Securities Issuable on Conversion Hereof. This Note may be sold, transferred, assigned or otherwise disposed of by the Holder with the prior written consent of the Company, such consent not to be unreasonably withheld.


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

      Each Note transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act.

      9. No Shareholder Rights. Except upon conversion in accordance with
Section 4 above, nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company, and no dividends shall be payable or accrued in respect of this Note or the interest represented hereby.

      10. Failure or Indulgency Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      11. Attorneys' Fees. All reasonable attorneys' fees incurred by the Holder in connection with the enforcement or collection of this Note shall be borne by the Company and shall be added to the principal balance due hereunder.

      12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws. Any dispute regarding this Note shall be litigated in the state or federal courts located in the county of residence of Holder, to which jurisdiction and venue all parties consent.

      13. Usury Laws. This Note shall at all times be in strict compliance with applicable usury laws. If at any time any interest contracted for, charged or received under this Note or otherwise in connection with this Note would be usurious under applicable law, then regardless of the provisions of this Note or any action or event (including, without limitation, prepayment of principal hereunder or acceleration of maturity) which may occur with respect to this Note, it is agreed that all sums that would otherwise be usurious shall be immediately credited as a payment of principal hereunder, or if this Note has already been paid, immediately refunded to the Company. All compensation which constitutes interest under applicable law in connection with this Note shall be amortized, prorated, allocated and spread over the full period of time any indebtedness is owing under this Note, to the greatest extent permissible without exceeding the maximum rate of interest allowed by applicable law from time to time during such period.

      14. Draftsman. No inference in favor or against any person shall be inferred based upon who is the principal draftsman of this Note.


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      15. Headings; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

                                      XECHEM INTERNATIONAL, INC.,

                                      a Delaware corporation

                                      By:_______________________________________

                                      Title:____________________________________



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